SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549




                               Form 8-K

                            Current Report

                    Pursuant to Section 13 or 15(d)
                                 of the
                    Securities Exchange Act of 1934

                    Date of Report:  March 25, 1994






                       PRO-FAC COOPERATIVE, INC.
        (Exact Name of Registrant as Specified in its Charter)


                               New York
                       (State of Incorporation)

      2-6672                                16-6036816
(Commission File No.)            (IRS Employer Identification No.)


              90 Linden Place, Rochester, New York 14625
               (Address of Principal Executive Offices)

                            (716) 383-1850
                    (Registrant's Telephone Number)

Item 5 - Other Events

On March 25, 1994, Pro-Fac Cooperative, Inc. ("Pro-Fac") received notice from Curtice-Burns Foods, Inc., ("Curtice Burns") that Curtice Burns intends to discontinue in 1995 a substantial portion of its historical business with Pro-Fac. Curtice Burns, a Rochester-based food processing and distribution company and Pro-Fac's only customer, is controlled by Agway Inc. ("Agway"), a Northeast farmers' cooperative. The notice principally affects Pro-Fac's New York fruit and vegetable growers, Illinois and Nebraska popcorn growers and Northwest potato growers. As a result of the Curtice Burns action, Pro-Fac has given notice to its affected members terminating Pro-Fac's obligation to purchase these crops beginning next year. The Pro-Fac growers who have been terminated represent more than half of Pro-Fac's membership and have accounted for over half of the crops delivered by Pro-Fac to Curtice Burns in the past year.

The termination of these grower contracts in 1995 will cause the repurchase and cancellation by Pro-Fac of approximately 1.0 million of Pro-Fac's 2.1 million shares of outstanding common stock by April 1995 under the terms of the General Marketing Agreement between Pro-Fac and its members. Under the terms of the Integrated Agreement between Curtice Burns and Pro-Fac, this will also result in a $4.9 million reduction in non-interest bearing loans to Curtice Burns at the same time.

Pro-Fac is protesting this action by Curtice Burns and Agway, and intends to contest the attempt by Curtice Burns to terminate the affected businesses. Pro-Fac has previously advised Curtice Burns that it also disputes the amount that Curtice Burns has stated it would owe to Pro-Fac were Curtice Burns to terminate the entire Pro-Fac relationship. The dispute is based in part on Curtice Burns' nearly $60 million write-down of book value at the end of the last fiscal year, an action that Pro-Fac believes was not proper.


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                            SIGNATURE



Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     PRO-FAC COOPERATIVE, INC.
                                           (Registrant)



Date:                           BY:
                                             Roy A. Myers
                                            General Manager